EXHIBIT 99.1

AdZone Research Signs $2.5 Million, Multi-Year Commercial Division Contract

CALVERTON, N.Y., Sept. 9, 2004 (PRIMEZONE) -- AdZone Research, Inc. (OTCBB:ADZR), a provider of pioneering Internet surveillance technology, validated by its recently awarded contract directly from the federal government, reported today that the company's commercial division has signed a multi-year contract for services worth a minimum $2.5 million. The company said it anticipates that a second major agreement, also involving its commercial division, will be announced early next week, and that a third significant announcement, involving an upcoming distribution to its shareholders, will be issued later next week.

"In our mid-July report to shareholders, and again two weeks later, we indicated the time was drawing near for opportunities in the commercial sector, as well as potential joint ventures," said AdZone's Chairman & CEO, Charles Cardona. "Today we can report that we have kept that promise, and that further positive announcements are forthcoming in the days ahead."

Cardona said the current agreement is totally complimentary to AdZone's ongoing efforts to secure the next phases of its existing government contract. Noting that he had recently returned from Washington, where he met with the senior government representatives with whom the company is working, the CEO said, "Today's developments, and those we will share in the days ahead, dramatically underscore the emergence of the company's dual roles in both the defense and commercial sectors. The federal government's strong and continued interest in the future applications of our NetGet(tm)(patent protected) technology is extremely gratifying. Our development efforts over the past several years are now coming to fruition on both the defense and commercial sides, enhancing the company's potential for ongoing growth."

Today's announced contract is a joint venture and distributorship agreement between AdZone, Senticore, Inc. (OTCBB:SNIO), and The Justice Fund (TJF), a private corporation that is soon expected to be publicly traded, and is funded by The Nutmeg Group, L.L.C.

The Justice Fund introduced AdZone to Senticore, a diversified business enterprise, that seeks to grow companies in which it has an interest. It currently has real estate development properties, vast timber plantation holdings totaling more than 80,000 acres in Costa Rica and Venezuela, as well as the franchise for the professional hockey team in Detroit that is part of the new World Hockey Association, called the Detroit Gladiators. Further information on the company is available at its website at www.senticore.com

Following discussions, Senticore and The Justice Fund jointly expressed their intention to become a distributor and marketer of AdZone's NetGet system for various commercial applications. AdZone now has signed a non-exclusive contract calling for Senticore and TJF to jointly distribute and market NetGet's Internet commercial applications in both Asia and South America over the next four years. The contract anticipates payments for sales made on a continuing basis, with graduated annualized target goals, and with minimum overall revenues to AdZone of $2.5 million over the term of the initial contract.

AdZone Research is headquartered in Calverton, N.Y., in a facility that formerly housed major defense contractor Northrop Grumman Corporation. The facility was earlier used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center.

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at http://www.adzoneresearch.com. Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:  AdZone Research, Inc.
          Charles A. Cardona III
          (631) 369-1100